Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Contact: David Olson
818.676.6978
david.w.olson@healthnet.com

HEALTH NET NAMES LINDA TIANO GENERAL COUNSEL

Deputy General Counsel Philip Davis Becomes Chief Compliance Officer

LOS ANGELES, January 3, 2007 – Health Net, Inc. (NYSE:HNT) today announced that it has named Linda Tiano, 49, senior vice president, general counsel and secretary, effective February 1, 2007. Tiano succeeds B. Curtis Westen, 46, who will resign these posts effective February 1, 2007. Westen will remain with the company in an advisory capacity as senior vice president, special counsel until July 31, 2007.

Health Net also named Philip G. Davis, 55, chief compliance officer. Davis has been and will continue as vice president, deputy general counsel and corporate ethics officer in addition to his new role for the company.

Tiano had been senior vice present and general counsel for WellChoice, Inc., the parent of Empire Blue Cross and Blue Shield of New York. Following WellChoice’s acquisition by WellPoint, Inc. in late 2005, she was vice president and deputy general counsel for the East Region and National Accounts for WellPoint.

Before WellChoice, Tiano was vice president and general counsel of MVP Health Plan in New York and, prior to MVP was a partner in the New York office of Epstein Becker & Green.

“We are very pleased to welcome Linda to our team,” said Jay Gellert, president and chief executive officer of Health Net. “She brings a wealth of legal experience in health plans, and in the increasingly complex world of securities and corporate governance issues.”

Tiano, a member of the New York Bar, earned her J.D. from Boston University Law School and her bachelor’s degree from the University of Cincinnati.

“At the same time, we thank Curt Westen for his extraordinary contributions to the company in his more than 14 years with Health Net. We would not be where we are today without his leadership on a wide range of legal and transactional matters. We are pleased that he has agreed to stay on in an advisory capacity so that his experience and wise counsel will continue to be available to us going forward,” Gellert noted.

“We are also pleased that Phil Davis has agreed to take on the additional responsibilities of chief compliance officer. This is a vital corporate role overseeing the compliance activities of all our business units. This new role reaffirms our commitment to the highest standards of compliance throughout the organization.”

Davis joined Health Net in October 1997. Previously he was senior counsel, Litigation and Employment at Tenet Healthcare Corporation. Prior to Tenet, Davis was at the law firm of Seyfarth, Shaw, Fairweather & Geraldson. He earned his J.D. from Loyola Law School in Los Angeles and a Bachelor of Arts from Miami University in Ohio. He was admitted to the California State Bar in December 1984.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s HMO, POS, insured PPO and government contracts subsidiaries provide health benefits to approximately 6.6 million individuals in 27 states and the District of Columbia through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides behavioral health, substance abuse and employee assistance programs (EAPs) to approximately 7.3 million individuals in various states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, negative prior period claims reserve developments, trends in medical care ratios, issues relating to provider contracts, litigation costs, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

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